SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

TRIPOS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TRIPOS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 7, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of Tripos, Inc. (the "Company") will be held at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri 63105 at 1:00 p.m. local time on May 7, 2003 for the following purposes:

    To elect six (6) directors to serve for the ensuing year or until their successors are elected; and

    To act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 28, 2003 as the record date for determining those shareholders who will be entitled to notice of and to vote at the Annual Meeting.

Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

B. James Rubin

Corporate Secretary

St. Louis, Missouri

April 4, 2003

Shareholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxy Forms

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS OF

TRIPOS, INC.

To be held May 7, 2003

This Proxy Statement is furnished to shareholders of Tripos, Inc. ("Tripos" or the "Company"), a Utah corporation, in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held at 1:00 p.m. local time on May 7, 2003 at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri 63105, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy form are first being mailed to shareholders on or about April 4, 2003.

VOTING RIGHTS AND SOLICITATION

The close of business on March 28, 2003 was the record date for shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, there were 8,889,253 shares of Common Stock, $.005 par value per share (the "Common Stock"), issued and outstanding. All of the shares of our Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and shareholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

Shares of our Common Stock represented by proxies in the accompanying form that are properly executed and returned to us will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1 -- Election of Directors" as further described in this Proxy Statement. Our management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgement.

Any shareholder has the right to revoke his or her proxy at any time before it is voted. A proxy may be revoked either by written notice of revocation to the Secretary of Tripos or by attending the meeting and voting in person.

A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies which are marked to "withhold authority" with respect to the election of any one or more of the nominees for election of directors, shares subject to broker non-votes that are otherwise voted on another matter at the meeting, and proxies which are marked to "abstain" with respect to any other matter will be counted for the purpose of determining the number of shares represented by proxy at the meeting and the presence or absence of a quorum.

A plurality of the votes cast, in person or by proxy, at the Annual Meeting, is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast, up to the maximum number of directorships to be filled, will be elected. Consequently, marking the proxy statement to withhold a vote for one or more nominees does not have the effect of a vote against that nominee(s), but will have an effect on the number of votes cast for a particular nominee(s) relative to the other nominees. The affirmative vote of a majority of the shares cast, in person or by proxy, at the Annual Meeting, is required to approve such other business as may be brought before the Annual Meeting. Abstentions will be deemed voted for purposes of these proposals and will, therefore, have the effect of a vote against those proposals; broker non-votes will have no effect on the results of the vote on these proposals.

The entire cost of soliciting proxies will be borne by us. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telefax or special letter by officers and our regular employees for no additional compensation. Our Board of Directors has engaged Mellon Investor Services to provide routine advice and services. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of our Common Stock, and such persons shall be reimbursed for their reasonable expenses.

SHAREHOLDER PROPOSALS

We must receive proposals from shareholders that are intended to be presented at the 2004 Annual Meeting no later than December 7, 2003, for consideration for inclusion in our proxy statement relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with regulations governing shareholder proposals.

Except in the case of proposals made in accordance with Rule 14a-8, shareholders intending to bring any business before an annual meeting of shareholders must deliver written notice thereof to the Corporate Secretary not less than 45 days prior to the anniversary of the date on which we first mailed proxy materials for our immediately preceding annual meeting of shareholders. The deadline for matters sought to be presented at our 2004 Annual Meeting is February 11, 2004. If a stockholder gives notice of such a proposal after the February 11, 2004 deadline, our proxy holders will be allowed to use their discretionary voting authority to determine whether to vote for or against the stockholder proposal when and if the proposal is raised at our 2004 annual meeting.

In order for a shareholder to nominate a candidate for director under our Bylaws, timely notice of the nomination must be received in advance of the meeting. We must receive such notice no later than March 6, 2004, and no earlier than February 5, 2004. The shareholder filing the notice of nomination must describe various matters regarding the nominee as set forth in our Bylaws, including such information as name, address, occupation and shares held.

Under our Bylaws, in order for a shareholder to bring other business before our shareholder meeting, timely notice must be received within the time limits described above. This notice must include a description of the proposed business, the reasons therefor, and other matters specified in our Bylaws. These requirements are separate from and in addition to requirements a shareholder must meet to have a proposal included in the proxy statement and proxy card. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

In each case the notice must be given to the Secretary of the Company, whose address is 1699 South Hanley Road, St. Louis, Missouri 63144.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors is made up of six (6) Directors who stand for re-election by the holders of Common Stock at each annual meeting.

The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, either the size of the Board will be reduced or the proxies will be voted FOR any nominee who shall be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The directors will serve for a one-year term, or until their respective successors are duly elected and qualified. Directors are elected by a plurality of the votes cast in person or represented by proxy and entitled to vote at the meeting.

Nominees to Board of Directors:
Name	Director Since	Age	Name	Director Since	Age
Ralph S. Lobdell	1994	59	Alfred Alberts	1997	71
Stewart Carrell	1994	69	John P. McAlister, III	1994	54
Gary Meredith	1996	68	Ferid Murad	1996	66

 Ralph S. Lobdell has served as the Chairman of our Board of Directors since June 1994. Mr. Lobdell received his Bachelor of Science degree from the U.S. Naval Academy in 1965 and his Master of Business Administration from Stanford University in 1972. Mr. Lobdell worked for First Chicago Corporation from 1972 through 1977, initially on the parent company staff and then its venture capital subsidiaries. In 1977, Mr. Lobdell joined Abbott Laboratories in Chicago in Corporate Planning and Development. Mr. Lobdell worked for the Harbour Group, a St. Louis based investment company, from 1979 to 1991 and was appointed President in 1987. He served on the Board of Directors of virtually all of Harbour's portfolio companies acquired during his tenure.

Alfred Alberts was became a Director in February 1997. Mr. Alberts is currently serving on the Board of Directors of Glycodada, Ltd., Ashdod, Israel and is a scientific consultant to several major pharmaceutical companies. He served as the Vice President of Biochemistry and Natural Product Discovery at Merck Research Laboratories prior to his retirement in 1995. Prior to joining Merck, Mr. Alberts was a member of the faculty of the Department of Biochemistry at Washington University, St. Louis. Mr. Alberts has co-authored six patents and received several prestigious awards including the Thomas Alva Edison Award, the Inventor of the Year Award as well as an Honorary Doctor of Science degree from the University of Maryland.

Stewart Carrell has been a Director since May 1994. He served as Chairman of the Board of Directors of Evans & Sutherland Computer Corporation until his retirement in 2001. Between 1984 and 1994, Mr. Carrell was Chairman and/or Chief Executive Officer of several companies through his association with the investment banking and venture capital firm of Hambrecht & Quist. Prior to 1984, Mr. Carrell was employed for 25 years by Texas Instruments in various capacities, the most recent of which was Executive Vice President. Mr. Carrell holds an undergraduate degree from Southern Methodist University and a Masters degree from Stanford University.

Dr. John P. McAlister, III has served as our Chief Executive Officer and as a Director since May 1994. Dr. McAlister obtained his B.S. in Chemistry from Tarleton State College in 1971 and his Ph.D. in Biochemistry and X-Ray Crystallography from the University of Wisconsin, Madison, in 1978. After a two-year post-doctoral appointment, Dr. McAlister joined the staff of the Computer Systems Laboratory at Washington University, St. Louis, in 1980, where he served first as Associate Director of the MMS-X National Collaborative Research Program and then as Research Associate in Computer Science. Dr. McAlister began working for Tripos in 1982 under contract to supervise software development for molecular graphics applications. In 1984, he joined Tripos as Director of Software Research and Development. In 1987, Dr. McAlister was named Vice President, Research and Development, and in 1988 was promoted to President. Dr. McAlister served on the board of directors of Arena Pharmaceuticals, Inc. from shortly after its establishment in 1997 until his resignation in October 2002.

Gary Meredith was named a Director in January 1996. He retired from his position as Senior Vice President of Evans & Sutherland Computer Corporation ("E&S") during 1999. Mr. Meredith had been with E&S for twenty-two years during which time he held several positions including Assistant to the President, VP-Administration, President-Interactive Systems Division, VP-Development and Secretary, and Chief Financial Officer. Prior to joining E&S, he was President of Interwest General Corporation and Windsor Industries. Mr. Meredith also was Chairman and President of Reid-Meredith, Inc., a company he founded in 1962. Mr. Meredith received his B.S. degree from Brigham Young University.

Dr. Ferid Murad was named a Director in November 1996. Dr. Murad received his M.D. and Ph.D. from Case Western Reserve University. Dr. Murad is the former Vice President of Pharmaceutical Research and Development at Abbott Laboratories, and formerly, the President and CEO of Molecular Geriatrics Corporation, a bio-pharmaceutical company. Dr. Murad has held a number of notable positions during his career including Chairman of the Department of Medicine at Stanford University, Chief of Medicine at Palo Alto Veterans Administration Hospital, and Director of Clinical Research at the University of Virginia School of Medicine. Dr. Murad was the 1998 co-recipient of the Nobel Prize for Physiology or Medicine as well as the 1996 recipient of the Albert Lasker Medical Research award and is a member of the National Academy of Science. He is currently Professor and Chairman of the Department of Integrative Biology, Pharmacology and Physiology at the University of Texas Medical School in Houston.

Related Party Transactions

There are no family relationships among our executive officers or directors. Tripos has a continuing relationship with Arena Pharmaceuticals for the sale of our software and chemistry products and services to Arena along with joint ownership of patented chemical compound drug candidates. There are no other relationships between Tripos and the board members or the other firms they may represent.

During 2001 we made a 30-month loan to Douglas A. Danne, then our Senior Vice President-Commercial Operations in the amount of $175,000 of which $137,400 remained outstanding on March 28, 2003. The loan bears interest at the rate of 8% and requires quarterly interest and principal payments. The outstanding balance was secured by his salary, bonus and stock options. We are presently taking steps to collect the outstanding amount.

Board Meetings and Committees

The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, and a Scientific Advisory Committee. In February of 2003, the Board established a Nominating Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad, for the purpose of identifying qualified candidates for consideration for election to the Board of Directors.

During the fiscal year ended December 31, 2002, our Board of Directors held a total of eight (8) meetings. During this period, all directors attended or participated in at least 75% of the meetings of the Board. All directors attended at least 75% of the committee meetings of which they were members except Dr. Murad, who was unable to attend one of two Compensation Committee meetings and two of five Audit Committee meetings during 2002 due to other business obligations. Dr. Murad attended at least 75% of the meetings of the full Board of Directors, Executive Committee and Scientific Advisory Committee.

The Audit Committee meets with our financial management and the independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Stewart Carrell, Ralph Lobdell, Alfred Alberts, Gary Meredith and Ferid Murad, held five (5) meetings during fiscal 2002. The members of the Audit Committee are independent, as independence is currently defined under NASDAQ's listing standards.

The Compensation Committee reviews and approves compensation arrangements for our management. This Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith, and Ferid Murad, held two (2) meetings during fiscal 2002.

The Executive Committee receives strategic and investment opportunities from internal and external sources and decides whether they merit consideration. This Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad, held four (4) meetings during fiscal 2002.

The Scientific Advisory Committee reviews and approves the mechanisms by which scientific and software development decisions are made. This Committee, consisting of Ferid Murad, Alfred Alberts, and several key employees, met two (2) times during fiscal 2002.

Director Remuneration

Non-employee members of the Board, except for Mr. Lobdell, are each paid an annual retainer of $10,000, and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at all Board meetings and applicable committee meetings. The annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate on the last trading day of each fiscal quarter. Employee members of the Board receive no additional compensation for their service on the Board.

Under the Tripos, Inc. 1994 Director Option Plan, an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 20,000 shares of our Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 5,000 shares on January 1 of each year. Options issued under the Tripos, Inc. 1994 Director Option Plan become exercisable at a rate of twenty-five percent (25%) of the shares under such option on each anniversary of the grant of the option. The exercise price for the options granted under the 1994 Director Option Plan is equal to the fair market value of the Common Stock as of the last trading day immediately prior to the date the option is granted. The options have a term of ten years. However, each option automatically terminates 90 days after the optionee ceases to be a director or ceases to be employed as a consultant to the Board. In the event of the optionee's death or disability, the options terminate twelve (12) months from the date of the occurrence.

Dr. Ferid Murad and Mr. Alfred Alberts each receive a $10,000 annual fee for their roles on the Scientific Advisory Committee, and are reimbursed for all out-of pocket costs incurred with attendance at such meetings. The annual fee is paid in quarterly installments, 50% in cash and 50% in common stock valued at the then market rate.

Mr. Ralph Lobdell receives an annual retainer of $25,000 as our Chairman of the Board, in lieu of the $10,000 annual retainer received by other non-employee Board members, and is reimbursed for all out-of-pocket expenses related to attendance at meetings of the Board of Directors. Mr. Lobdell's annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate.

No other compensation is paid to the non-employee members of the Board with respect to service on the Board.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the above nominees.

OWNERSHIP OF SECURITIES

The following table sets forth, as of the Record Date, the name of each person who owns of record or is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, the number of shares owned by all directors, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and all directors and executive officers as a group, and the percentage of the outstanding shares represented thereby. We believe that each of the directors and executive officers has sole voting and investment power over such shares of Common Stock.

Holders of More than 5%:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Brown Capital Management, Inc. 1201 N. Calvert Street Baltimore, Maryland 21202	1,391,750 (2)(a) 1,598,950 (2)(c)	15.7% 18.0%
State of Wisconsin Investment Board P.O. Box 7842 Madison, Wisconsin 53707	1,259,900 (2)(a)	14.2%
Reed Conner & Birdwell, LLC 11111 Santa Monica Blvd Suite 1700 Los Angeles, CA 90025	722,914 (2)(a)	8.1%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	536,200 (2)(b)	6.0%

Directors and Named Executive Officers:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Direct Ownership	Indirect Ownership	Total Beneficial Ownership	Percent of Class (1)
Ralph S. Lobdell	59,765	97,500	157,265	1.8%
Alfred Alberts	4,730	47,500	52,230	*
Stewart Carrell	114,561	32,500	147,061	1.7%
Gary Meredith	879	14,200	15,079	*
John P. McAlister III	64,886	294,417	359,303	4.0%
Ferid Murad	64,912	57,500	122,412	1.4%
Richard D. Cramer III	92,284	35,832	128,116	1.4%
Peter Hecht	1,944	110,208	112,152	1.3%
Trevor W. Heritage	6,416	90,208	96,624	1.0%
B. James Rubin	1,500	49,479	50,979	*
Mary P. Woodward	31,088	41,050	72,138	*
All directors and named executive
officers as a group (12 persons)	444,093	892,544	1,336,637	15.0%

* Less than one percent of the outstanding Common Stock.

(1) Percentage of beneficial ownership is calculated assuming 8,889,253 shares of Common Stock were outstanding on March 28, 2003. This percentage includes Common Stock owned by (Direct Ownership) or that which such individual or entity has the right to acquire beneficial ownership of within sixty days of March 28, 2003 (Indirect Ownership), including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

(2) This information is based on Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). The reporting entity attests that they have:

(a) sole voting power over their reported shares of Common Stock;

(b) shared voting and dispositive power over their reported shares of Common Stock;

(c) sole dispositive power over their reported shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on our review of the copies of such forms received, or written representations from certain reporting persons that no year-end reports on Forms 5 were required for those persons, we believe that, during fiscal 2002, our officers, directors, and greater than ten-percent beneficial owners complied with all applicable filing requirements.

MANAGEMENT

Set forth below is certain information with respect to our executive officers and additional key employees, other than our President and Chief Executive Officer, Dr. John P. McAlister, whose biographical information is set forth under "Election of Directors" above:

Executive Officers:

Name	Age	Title
Richard D. Cramer, III	61	Senior Vice President, Science and Chief Scientific Officer
Peter Hecht	40	Senior Vice President, Discovery Research Operations
Trevor W. Heritage	36	Senior Vice President, General Manager Discovery Informatics
B. James Rubin	39	Senior Vice President, Chief Financial Officer, and Secretary
Mary P. Woodward	57	Senior Vice President, Strategic Development
John D. Yingling	46	Vice President, Chief Accounting Officer, and Assistant Secretary

Key Executives:

Name	Age	Title
Edward E. Hodgkin	39	Vice President, Marketing and Business Development
Elizabeth A. Holbrook	36	Vice President, Sales, North America and Pacific Rim
David E. Patterson	51	Senior Fellow
Dieter Schmidt-Bäse	44	Vice President, Sales-Europe

Dr. Richard D. Cramer, III received his A.B. degree from Harvard University in Chemistry and Physics in 1963, and his Ph.D. in Physical Organic Chemistry from the Massachusetts Institute of Technology in 1967. Dr. Cramer worked for Polaroid Corporation from 1967 through 1969. This was followed by a two-year fellowship as a senior member of the computer synthesis group at Harvard University under direction of Dr. E. J. Corey. Dr. Cramer joined Smith Kline & French Laboratories in 1971. He was awarded a succession of titles culminating in Associate Director and Fellow, Medicinal Chemistry. Dr. Cramer joined Tripos in 1983 as Vice President of New Products where he formulated the techniques of Comparative Molecular Field Analysis (CoMFA), a patented software technology. Dr. Cramer was named Vice President of Scientific Activities in 1988. In 2000, Dr. Cramer was promoted to the position of Senior Vice President, Science and Chief Scientific Officer.

Dr. Peter Hecht received his degree in pharmacy from Vienna University, Austria in 1987. From 1987 to 1990 he worked at the Sandoz Research Institute in Vienna on the design of anti-fungal compounds as part of his Ph.D. thesis, which he completed in 1990. From 1990 to 1992 he served as a post-doctoral researcher for Tripos in St. Louis, funded initially by Sandoz then by the Erwin Schrödinger scholarship. From 1992 to 1995 he worked at the Sandoz Research Institute in Vienna as head of the local computational chemistry group. In 1995, he joined Tripos in its Munich office to establish our drug discovery efforts as well as our consultancy service business in Europe. Dr. Hecht was promoted to Vice President, European Research Operations and additionally, Managing Director of Tripos Receptor Research, in November 1997. In 2000, he was promoted to Senior Vice President, Discovery Research Operations.

Dr. Trevor W. Heritage received his Ph.D. in Organic Chemistry from University of Reading, England in 1990. Dr. Heritage joined Shell Research Ltd. in 1990 as a computational chemist working on the design of agrochemical products, catalysts and petroleum additives. Dr. Heritage joined Tripos in 1994, where he has held scientific research, marketing, and software development positions. Dr. Heritage has played a leading role in the design and implementation of Tripos' UNITY, EVA/QSAR, and patented HQSAR technology. Dr. Heritage was promoted to Vice President, Software Research and Development in April 1998. During 2000, Dr. Heritage was promoted to the position of Senior Vice President, Discovery Technology Operations. Dr. Heritage was promoted to Senior Vice President, General Manager Discovery Infomatics in 2002.

Mr. B. James Rubin joined Tripos in October 2001 as Senior Vice President, Chief Financial Officer. Most recently, he was the Chief Financial Officer and Chief Operating Officer of Influence LLC, a St. Louis-based eBusiness solutions company. Prior to that, Mr. Rubin held a number of senior positions at Monsanto Company, including the Head of Corporate Strategy, Co-Head of Agricutural Biotech Research, and Director of Mergers & Acquisitions. Prior to positions in industry, Mr. Rubin held positions in banking and consulting. He received his B.S. degree in Finance from Indiana University and his M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Ms. Mary P. Woodward obtained her B.A. degree in English from Creighton University in 1967, her M.A. in English from the University of Kansas in 1969, and has taken courses in high technology, international marketing and strategic alliance offered in the Berkeley, Stanford, and Northwestern J.L. Kellogg Graduate School of Management Executive Programs. Since joining Tripos in 1983, Ms. Woodward has held a series of sales, legal, marketing and administration positions. In 2000, she was promoted to Senior Vice President, Strategic Development.

Mr. John D. Yingling received his B.S. degree in Accounting from the University of Missouri, St. Louis, in 1979 and holds certificates as a Certified Public Accountant and a Certified Cash Manager. Mr. Yingling worked for Storz Instrument Company, a micro-surgical instrument manufacturer, in a series of accounting positions from 1979 to 1983 and for Clayton Brokerage Company from 1983 to 1985. This was followed by several accounting, tax and treasury positions at Venture Stores, Inc. from 1985 to 1995. Mr. Yingling joined Tripos in May 1995 as U.S. Controller and was promoted to Corporate Controller & Treasurer in January 1999. During 2001, Mr. Yingling was promoted to Vice President, Chief Accounting Officer.

Dr. Edward E. Hodgkin received his M.A. in Chemistry in 1985 and Ph.D. in 1987 from Oxford University. Dr. Hodgkin was a post-doctoral fellow at Washington University Medical School in St. Louis, before joining British Biotech in 1990 as Senior Scientist. In 1994 he joined Wyeth-Ayerst Research in the UK as Principal Scientist, relocating to the Princeton, NJ facility in 1995, where he held a number of positions including Associate Director, Structural Biology, with responsibility for Computational Chemistry, X-Ray Crystallography and Protein NMR. During 10 years in the pharmaceutical industry he has been involved in a wide variety of drug discovery projects and therapeutic areas, as scientist, team leader and manager. Dr. Hodgkin joined Tripos in June 1999 as Senior Director, Contract and Discovery Research, Americas and Asia. During 2000 he was named Vice President, Contract and Discovery Research and promoted to Vice President, Global Business Development in February 2001. Dr. Hodgkin was promoted to Vice President, Marketing and Business Development in 2003.

Ms. Elizabeth A. Holbrook has most recently held US and European sales management positions with Affymetrix, Inc. and Ciphergen BioSystems, Inc., two pioneers in creating breakthrough tools that are driving the genomic revolution. She also held US sales, marketing and channel management positions with Life Technologies, Inc. prior to their acquisition by Invitrogen, Inc. Ms. Holbrook held research associate positions at the University of Michigan Medical School and the Ann Arbor VA Medical Center. Her academic background includes a Master of Science in Administration from Central Michigan University and a Bachelor of Arts in Chemistry from Michigan State University. Ms. Holbrook joined Tripos in July 2002 as Vice President, Sales U.S. and was promoted to Vice President, Sales-North America and Pacific Rim in 2003.

Mr. David E. Patterson received his B.S. degree in Applied Mathematics and Computer Science in 1974 and an M.S. in Systems Science in 1980 from Washington University in St. Louis. Mr. Patterson worked as a Senior Research Scientist with the Center for Air Pollution Impact and Trend Analysis from 1976 until joining Tripos in 1986. His positions with Tripos have included Product Manager for QSAR and Senior Director of New Products prior to being promoted to Senior Fellow in March 1996.

Dr. Dieter Schmidt-Bäse received his Ph.D. in Organometallic Chemistry and Crystallography from University of Göttingen in Germany in 1988. Dr. Schmidt-Bäse worked at the University of Wisconsin in Madison on Organo Lead Compounds for Protein Structure Determination as a research associate. After returning to Germany from the U.S., Dr. Schmidt-Bäse joined Tripos in 1991, where he has held positions as Account Manager, Regional Account Manager and most recently as Director of Discovery Software Business in our Munich office. Dr. Schmidt-Bäse was promoted to Senior Director of European Sales in April 1999. In February 2001, he was promoted to Vice President, Sales-Europe.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by our Named Executive Officers for all services rendered as senior managers for the fiscal years ended December 31, 2002, December 31, 2001, and December 31, 2000.

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long-Term Compensation Awards
				LTIP	Securities Underlying	All Other
Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Payouts $	Options # (3)	Compensation ($) (4)
John P. McAlister III	2002	312,500	76,050	-	-	5,500
President & Chief Executive Officer	2001	250,000	169,114	-	25,000	5,100
	2000	237,500	-	-	-	5,100

Richard D. Cramer III	2002	168,100	27,200	-	-	5,500
Sr. VP, Science	2001	157,333	85,802	-	-	2,262
& Chief Scientific Officer	2000	149,333	-	-	-	4,784

Peter Hecht	2002	172,836	50,448	-	-	33,276
Sr. VP, Discovery Research Operations	2001	138,595	86,818	-	12,500	31,001
	2000	123,864	-	-	-	33,063

Trevor W. Heritage	2002	185,000	50,200	-	-	5,500
Sr. VP General Manager Discovery Informatics	2001	158,333	86,587	-	12,500	2,217
	2000	145,667	-	-	20,000	5,060

B. James Rubin	2002	196,667	44,480	-	-	5,500
Sr. VP, Chief Financial Officer	2001	55,538	20,000	-	125,000	3,332

Mary P. Woodward	2002	167,625	31,824		-	5,500
Sr. VP, Strategic Development	2001	157,333	125,802 (5)	-	3,000	2,379
	2000	148,917	-	-	-	5,007

Douglas A. Danne (6)	2002	175,316	-		-	5,500
Sr. VP, Chief Commercial Officer	2001	185,000	97,410	-	-	103,496
	2000	17,769	10,000	-	100,000	-

Paul L. Weber (6)	2002	46,794	-		-	4,001
Sr. VP & General Manager	2001	157,218	86,587	-	8,000	5,100
Software Consulting Services	2000	142,000	-	-	-	4,530

(1)   Includes salary deferred under the Company's 401(k) Plan.

(2)   Bonuses earned were based on an allocation of a discretionary bonus pool that was approved by our Board of Directors. Bonuses for 2002 performance were paid in 2003 and bonuses for 2001 performance were paid during 2002. Mr. Danne's 2000 bonus represents a payment due upon employment.

(3)   The number of shares underlying option grants include options granted to our employees under the 1994 Stock Option Plan.

(4)   For U.S. employees, "All Other Compensation" includes a matching contribution to our 401(k) Plan. For Dr. Hecht, the amounts include a car allowance, pension match and housing allowance. For Mr. Danne, the 2001 amount includes a relocation allowance.

(5)   Ms. Woodward's 2001 bonus includes a special payment in recognition of her role in the development of successful collaborative investments for Tripos.

(6)   Mr. Danne and Mr. Weber left the Company during 2002.

Stock Options

The following table contains information concerning the grant of stock options made to our Named Executive Officers. During 2002, no grants of stock options were made to these executives.

Option Exercises and Holdings

The following table provides information on unexercised options held by our Named Executive Officers as of the end of the 2002 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES
			Number of Securities		Value of Unexercised
	Shares Acquired	Value	Underlying Unexercised Options at		in-the-Money Options at
Name	on Exercise	Realized	Year-End 2002		Fiscal Year-End (1)
	#	$	Exercisable	Unexercisable	Exercisable	Unexercisable
John P. McAlister III	40,000	$ 188,880	279,833	4,167	$ 1,202,191	$ 14,527
Richard D. Cramer III	-	-	33,749	2,083	$ 81,941	$ 7,262
Peter Hecht	-	-	102,917	2,083	$ 215,198	$ 7,262
Trevor W. Heritage	-	-	65,833	4,167	$ 192,321	$ 14,527
B. James Rubin	-	-	-	-	-	-
Mary P. Woodward	60,000	$ 1,200,668	37,717	2,083	$ 152,316	$ 7,262
Douglas A. Danne	13,000	$ 117,395	-	-	-	-
Paul L. Weber	81,558	$ 1,534,909	-	-	-	-

(1) Based on the fair market value of our Common Stock on December 31, 2002 ($7.33 per share).

REPORT OF THE COMPENSATION COMMITTEE

The following is the Report of the Compensation Committee of the Board of Directors ("the Committee"), describing the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to them for the year ended December 31, 2002. The Committee is responsible for setting the general compensation policies for us, which include specific compensation levels for executive officers, bonus pools, and option grants under the 1994 Tripos Stock Option Plan. These programs and the Committee's compensation philosophy are designed to attract and retain key executives by providing appropriate incentives linked to our financial performance. The Committee is composed only of non-employee Directors.

Compensation Philosophy

The Compensation Committee evaluates the performance of the Chief Executive Officer and other officers annually based upon financial and non-financial performance goals that contribute to the profitability and growth of Tripos. The Committee has approved compensation policies that seek to enhance the linkage of compensation to company objectives and overall company performance. The executive officers' compensation package is comprised of (i) base salary, (ii) annual incentive opportunity tied to achievement of Operating Income and other goals, and (iii) long-term incentives established to align management with shareholders, in the form of stock options. The Chief Executive Officer recommends annual increases for other executives for review and approval by the Committee.

Base Salaries -- Individual salary increases are likely to be based on a variety of factors including, but not limited to: competitive salary levels for the industry, individual job responsibilities, results versus target objectives, and Tripos' financial performance.

Annual Incentives -- Annual incentive targets are set as a percent of salary for each employee based on attainment of corporate financial goals, departmental goals and individual performance goals. Weighting of goals varies by participant and is dependent upon their role and influence on the success of the Company. The Committee sets the bonus levels for the senior management team at or above 40% of base salary subject to the achievement of the goals described above (See the Summary Compensation Table for details). Bonuses earned for achievement of 2002 departmental and individual goals were paid in 2003. There were no payments made for 2002 corporate financial goals. Bonuses earned for achievement of 2001 company and individual goals were paid in 2002. No bonus payments for individual, departmental or corporate performance were made for fiscal 2000.

Long-term Incentives -- We have adopted the Tripos 1994 Stock Option Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, and to promote the success of our business. Awards under the Tripos 1994 Stock Option Plan are designed to give the recipient a significant equity stake in our company and thereby closely align their interests with those of our shareholders. The Committee has established certain general guidelines in making option grants to executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position and his or her existing holdings of unvested options. The number of shares granted to each executive officer in fiscal years 2002, 2001 and 2000 was based upon the officer's tenure, level of responsibility, and relative position in our company. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

The Internal Revenue Code, and the regulations promulgated thereunder, limit the tax deduction we may recognize for compensation paid to executive officers, whose compensation is listed in this Proxy Statement, to $1.0 million per person, per year. This deduction limit does not apply to compensation that complies with applicable provisions of such regulations, including exceptions for incentive-based compensation and compensation granted pursuant to stockholder-approved plans. Because the Committee did not expect the compensation to be paid to the executive officers to exceed $1.0 million per person in 2002, the Committee did not take any action prior to or during 2002 which would have been required to comply with the aforementioned regulations so that the deduction limit would not apply. The Committee will continue to evaluate the other components of the executive compensation program and will take the necessary actions with respect to such regulations should it be deemed appropriate in setting compensation levels to be paid to the executive officers in future years.

Chief Executive Officer Compensation

The Compensation Committee meets semi-annually with Dr. McAlister to discuss his personal performance during the fiscal year. The Committee's objective is to have Dr. McAlister's base salary keep pace with the salaries being paid to similarly situated CEOs in the software and biotechnology industries, and reflect individual performance and achievement of our corporate goals. Dr. McAlister's base salary is reviewed annually by the Compensation Committee based on these discussions and other criteria mentioned above.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

Compensation Committee
Mr. Ralph S. Lobdell, Chairman
Mr. Alfred Alberts	Mr. Gary Meredith
Mr. Stewart Carrell	Dr. Ferid Murad

COMPARISON OF SHAREHOLDER RETURN

Indexed Comparison of Total Return since December 1996

Total Return Index for the NASDAQ National Market and

Total Return for NASDAQ Pharmaceutical Companies

Note: Assumes $100 invested on 12/31/97 in our Common Stock, the total return index for the NASDAQ National Market and the total return index for NASDAQ Pharmaceutical Companies. Assumes reinvestment of dividends on a daily basis.

The graph covers the period from December 31, 1997 through the fiscal year ended December 31, 2002. The graph assumes that $100 was invested on December 31, 1997 in our Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on our Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities regarding the fiscal year 2002 financial statements, the Committee reviewed with management the audited financial statements in the Annual Report including a discussion of the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee comprises five members, each of whom is independent from the Company. The Committee operates under a written charter, approved by the Board of Directors.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and received by the Committee. The Committee also considered whether the provision of non-audit services were compatible with Ernst & Young's independence.

The Committee discussed with the independent auditors the overall scope and plans for their respective audits in fiscal year 2003. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality our financial reporting. The Committee held five (5) meetings during fiscal 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission (the "SEC"). The Committee and the Board have also recommended that Ernst & Young LLP, independent certified public accountants, be selected as the firm to audit our accounts and to report on our financial statements for the fiscal year ending December 31, 2003.

Audit Fees

In conformity with the SEC's Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee ("IS No. 1"), we are reporting that fees due Ernst & Young LLP for the 2002 interim review and annual audit were $172,101.

Financial Information Systems Design and Implementation Fees

Ernst & Young did not provide any services for information system design and implementation.

All Other Fees

Fees for accounting or other non-audit technical research were $10,960.

Fees for tax compliance and related research services for fiscal year 2002 were $144,776.

It is anticipated that a representative of Ernst & Young LLP will attend the meeting and shall be available to respond to appropriate questions. It is not anticipated that the representative from Ernst & Young LLP will make any statement or presentation.

ANNUAL REPORT

A copy of the Annual Report for the fiscal year ended December 31, 2002 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. We filed a Form 10-K with the SEC. Shareholders may obtain a copy of the Form 10-K without charge, by writing to B. James Rubin/Corporate Secretary, at our executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

March 28, 2003	TRIPOS, INC.
B. James Rubin
Corporate Secretary
St. Louis, Missouri

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.					Please mark here for Address Change or Comments SEE REVERSE SIDE
1. Election of Directors		(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.			2. In their discretion, the proxies are authorized to vote on such other business as may properly come before this meeting, or any adjournments or postponements thereof.
FOR all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed at right
		01 Ralph Lobdell 02 John McAlister	03 Alfred Alberts 04 Gary Meredith	05 Stewart Carrell 06 Ferid Murad
[ ] [ ]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Dated _____________________________________, 2003

________________________________________________

Signature*

________________________________________________

Signature, if held jointly*

*Please sign exactly as name appears on this form. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PRIOR TO THE MEETING.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/trps

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.tripos.com

Tripos, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

April 4, 2003

The undersigned hereby appoints B. James Rubin and John D. Yingling with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held on May 7, 2003, at 1:00 p.m., local time, at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri, 63105, or at any adjournment thereof, as follows (1) as hereinafter specified upon the proposals listed on the reverse and as more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Shareholders.

PLEASE DETACH AND MARK THE PROXY, SIGN IT ON THE REVERSE SIDE,

AND RETURN IT IN THE ENVELOPE PROVIDED BEFORE THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Tripos, Inc. account online.

Access your Tripos, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Tripos, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

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Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

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Please be sure to remember your PIN, or maintain it in a secure place for future reference.

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If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

Certificate History

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Duplicate 1099

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